                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement

_____________________________ILLINOIS POWER COMPANY_____________________________
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MONDAY, NOVEMBER 19, 2001

To the Shareholders of Illinois Power Company:

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Illinois Power Company, an Illinois corporation ("Illinois Power"), will be held on Monday, November 19, 2001 at 10:00 a.m., local time, at the Dynegy Inc. Headquarters, The Wells Fargo Bank Building, 1000 Louisiana, 71st Floor, Houston, Texas 77002, for the following purposes:

    (1) To elect the Board of Directors to serve until the 2002 Annual Meeting of Shareholders.

    (2) To ratify the appointment of Arthur Andersen LLP as the independent auditors of Illinois Power for the 2001 fiscal year.

    (3) To transact any other business which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

    Shareholders of record at the close of business on October 19, 2001 will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

                                          By Order of the Board of Directors,

                                          /s/ Kathryn L. Patton

                                          Kathryn L. Patton
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Decatur, Illinois
October 29, 2001

                                   IMPORTANT

    Only shareholders of Illinois Power as of the record date set forth above are entitled to attend the Annual Meeting. Shareholders will be admitted on verification of record stock ownership at the admission desk. Shareholders who own stock through banks, brokerage firms, nominees or other account custodians must present proof of beneficial stock ownership (such as a brokerage account statement) at the admission desk.

                             ILLINOIS POWER COMPANY
                             500 SOUTH 27TH STREET
                            DECATUR, ILLINOIS 62525
                                 (217) 424-6600

                            ------------------------

                             INFORMATION STATEMENT

                             ---------------------

                                October 29, 2001
                 (Date first sent or given to security holders)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    This Information Statement is furnished in connection with the Annual Meeting of Shareholders of Illinois Power Company ("Illinois Power") to be held on Monday, November 19, 2001 at 10:00 a.m., local time, at the Dynegy Inc. Headquarters, The Wells Fargo Bank Building, 1000 Louisiana, 71st Floor, Houston, Texas 77002, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    Illinois Power has publicly traded preferred stock outstanding and common stock wholly owned by Illinova Corporation ("Illinova"). On February 1, 2000, Illinova and its subsidiaries, including Illinois Power, were acquired by Dynegy Inc. ("Dynegy"). The merger involved the creation of a new holding company, now known as Dynegy Inc., and two separate but concurrent mergers. As a result of these two mergers, in which wholly owned subsidiaries of Dynegy Inc. merged with and into the former Dynegy and Illinova, respectively, Illinova and the former Dynegy continue to exist as wholly owned subsidiaries of Dynegy Inc. At their election, previous Dynegy shareholders received, in exchange for each share of Dynegy common stock, either 0.69 shares of new Dynegy Class A common stock or $16.50 in cash consideration per share, and previous Illinova shareholders exchanged their shares for new Dynegy Class A common stock on a share-for-share basis.

    On October 19, 2001 (the "Record Date"), Dynegy beneficially owned all of the 62,892,213 shares of Illinois Power common stock then outstanding and there were 912,675 shares of Illinois Power preferred stock then outstanding, none of which was beneficially held by Dynegy.

VOTING RIGHTS

    Shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. Shareholders who are present at the Annual Meeting will be entitled to one vote for each share of Illinois Power stock that they held of record at the close of business on the Record Date.

    When voting for candidates nominated to serve as directors, all shareholders will be entitled to five votes (the number of directors to be elected) for each of their shares and may cast all of their votes for any one candidate whose name has been placed in nomination prior to the voting, or distribute their votes among two or more such candidates in such proportions as they determine. In voting on other matters presented for consideration at the Annual Meeting, each shareholder will be entitled to one vote for each share of stock held of record at the close of business on the Record Date.

ANNUAL REPORT AND INFORMATION STATEMENT

    Accompanying this Information Statement is a Notice of Annual Meeting of Shareholders and the Annual Report on Form 10-K for Illinois Power for the year ended December 31, 2000. This Information Statement and accompanying documents are first being mailed on or about October 29, 2001 to shareholders of record at the close of business on the Record Date.

                               BOARD OF DIRECTORS

INFORMATION REGARDING THE BOARD OF DIRECTORS

    During 2000, the Illinois Power Board of Directors held no meetings but did take action nine times by unanimous written consent. The Board does not have any standing committees.

BOARD COMPENSATION

    None of Illinois Power's directors receive special or additional compensation as a result of their service on the Board of Directors.

ELECTION OF DIRECTORS

    Illinois Power's entire Board of Directors is elected at each Annual Meeting of Shareholders. The directors serve in such capacity until Illinois Power's next annual shareholder meeting and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. At the Annual Meeting a vote will be taken on a proposal to elect the five directors nominated by Illinois Power's Board of Directors. The names and certain additional information concerning each of the director nominees, including their ages as of September 30, 2001, is set forth on the following pages. If any nominee should become unable to serve as a director, another nominee may be selected by the current Board of Directors.

NAME OF DIRECTOR NOMINEE, AGE,                                YEAR IN WHICH FIRST
BUSINESS EXPERIENCE                                           ELECTED A DIRECTOR
AND OTHER INFORMATION                                          OF ILLINOIS POWER
---------------------                                          -----------------
C.L. WATSON, 51                                                  2000

C.L. Watson has served as Chairman of the Board of Directors of Illinois Power since February 2000, following the consummation of the Dynegy-Illinova merger. Mr. Watson also serves as Chairman and Chief Executive Officer of Dynegy. He founded Natural Gas Clearinghouse ("Clearinghouse"), a predecessor of Dynegy, in 1985 and served as President and Chief Executive Officer of Clearinghouse from 1985 to 1995. He served as a member of the Management Committee of Clearinghouse from 1985 to 1995 and was elected Chairman of the Management Committee of Clearinghouse in 1989. Mr. Watson also serves on the Board of Directors of Baker Hughes Incorporated.

STEPHEN W. BERGSTROM, 44                                        2000

Stephen W. Bergstrom has served as Chief Executive Officer and a director of Illinois Power since February 2000, following the consummation of the Dynegy-Illinova merger. Mr. Bergstrom has also served as President and Chief Operating Officer of Dynegy since August 1999. He has also served as a member of Dynegy's Board of Directors and as President of Dynegy Marketing and Trade (f/k/a Clearinghouse) since 1995. He served as Executive Vice President of Clearinghouse and a member of the Clearinghouse Management Committee from 1989 through 1995.

LARRY F. ALTENBAUMER, 53                                        2000

Larry F. Altenbaumer has served as President of Illinois Power since
September 1999. Mr. Altenbaumer also has served as a director of Illinois Power and as Senior Vice President of Dynegy since February 2000, following the consummation of the Dynegy-Illinova merger. Mr. Altenbaumer previously served as Senior Vice President and Chief Financial Officer of Illinois Power from 1992 until September 1999 and as Senior Vice President, Chief Financial Officer, Treasurer and Controller of Illinova from June 1994 until September 1999.

ROBERT D. DOTY, 44                                              2000

Robert D. Doty has served as Executive Vice President of Illinois Power since July 2001 and as Chief Financial Officer and a director of Illinois Power since May 2000. Mr. Doty also serves as Executive Vice President and Chief Financial Officer of Dynegy and has served as Dynegy's principal financial officer since May 2000. In such capacity, he is responsible for the overall financial strategy and operation of Dynegy. He is responsible for accounting, finance, investor relations, risk control, treasury and tax. Mr. Doty joined Dynegy in 1991 and, prior to May 2000, served Dynegy in various capacities, including as Senior Vice President, Finance. Prior to joining Dynegy, Mr. Doty was employed by Arthur Andersen LLP.

KENNETH E. RANDOLPH, 45                                         2000

Kenneth E. Randolph has served as a director of Illinois Power since
February 2000, following the consummation of the Dynegy-Illinova merger.
Mr. Randolph also serves as Executive Vice President and General Counsel of Dynegy. He has served as Executive Vice President of Dynegy since July 2001 and as General Counsel of Dynegy and its predecessor, Clearinghouse, since
July 1987. In addition, he served as a member of the Clearinghouse Management Committee from May 1989 through February 1994 and managed its marketing operations in the Western and Northwestern United States from July 1984 through July 1987. Prior to his employment with Clearinghouse, Mr. Randolph was associated with the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                               EXECUTIVE OFFICERS

                                                                                     SERVED WITH THE
NAME                                   AGE*                 POSITION(S)               COMPANY SINCE
----                                 --------   -----------------------------------  ---------------
Stephen W. Bergstrom...............     44      Chief Executive Officer                    2000
Larry F. Altenbaumer...............     53      President                                  1970
David W. Butts.....................     46      Executive Vice President                   1978
Robert D. Doty.....................     44      Chief Financial Officer and                2000
                                                Executive Vice President
Kathryn L. Patton..................     37      Senior Vice President, General             2000
                                                Counsel and Secretary
Peggy E. Carter....................     38      Vice President and Controller              1985

------------------------

*   As of September 30, 2001.

MR. BERGSTROM'S information is set forth above.

MR. ALTENBAUMER'S information is set forth above.

DAVID W. BUTTS has served as Executive Vice President of Illinois Power since September 1999. Mr. Butts also serves as Senior Vice President of Dynegy.
Mr. Butts previously served as Chief Operating Officer of Illinois Power from September 1999 until June 2001 and as President of Illinova Energy Partners, an affiliate of Illinois Power, from February 1998 until September 1999. Prior to being elected President of Illinova Energy Partners, Mr. Butts was Senior Vice President of Illinois Power and, from November 1993 through August 1995, he was President of Illinova Generating Company, another Illinois Power affiliate.

MR. DOTY'S information is set forth above.

KATHRYN L. PATTON has served as General Counsel and Secretary of Illinois Power since February 2000 and was elected to serve in such capacities following the consummation of the Dynegy-Illinova merger. Ms. Patton also has served as Senior Vice President of Illinois Power and Vice President and Assistant General Counsel of Dynegy since July 2001, prior to which she served as Vice President of Illinois Power from February 2001 to July 2001. Ms. Patton previously served Dynegy as Director and Regulatory Counsel from May 1995 to March 1999 and Senior Director and Regulatory Counsel from March 1999 until February 2000.

PEGGY E. CARTER has served as Vice President of Illinois Power since
February 2000 and as Controller since November 1999. Ms. Carter was elected to serve as Vice President of Illinois Power following the consummation of the Dynegy-Illinova merger. Ms. Carter previously served Illinois Power in various capacities from 1985, including Business Leader in Illinois Power's accounting department from August 1994 until November 1999.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    All of Illinois Power's common stock is owned by Illinova, which is a wholly owned subsidiary of Dynegy. Illinois Power also has six series of preferred stock outstanding, none of which is owned by any director or executive officer. Moreover, to the best of Illinois Power's knowledge, no owner holds more than 5% of any such series of preferred stock. Of the 63,804,888 shares of Illinois Power stock eligible to vote at the Annual Meeting, 62,892,213 shares, or 98.6%, are beneficially held by Dynegy.

    The following table sets forth, as of September 30, 2001 except as otherwise noted, certain information regarding beneficial ownership of the capital stock of Dynegy by:

    - each person who is known by Illinois Power to own beneficially more than 5% of Dynegy's capital stock,

    - each director of Illinois Power,

    - Illinois Power's Chief Executive Officer and its four other most highly compensated executive officers, and

    - all directors and executive officers of Illinois Power as a group.

    Share amounts and percentages shown for each individual or group in the table have been adjusted to give effect to (i) the two-for-one stock split effected by Dynegy in August 2000, (ii) the exercise of all options, warrants and convertible securities exercisable by each individual within 60 days of September 30, 2001 and (iii) the .69 merger conversion ratio used in the Dynegy-Illinova merger.

                                                        NUMBER OF SHARES(1)
                                                    ---------------------------
                                                      CLASS A        CLASS B      PERCENT OF CLASS A
                                                    COMMON STOCK   COMMON STOCK    COMMON STOCK(2)
                                                    ------------   ------------   ------------------
Chevron Corporation(3) ...........................           --     86,499,914           26.6(3)
  Chevron USA Inc.
  575 Market Street
  San Francisco, CA 94104
AXA Financial, Inc.(4) ...........................   28,958,896             --           12.1
  1290 Avenue of the Americas
  New York, NY 10104
Fidelity Management & Research Company(5) ........   16,703,190             --            7.0
  82 Devonshire
  Boston, MA 02109
Larry F. Altenbaumer(6)...........................       89,526             --              *
Stephen W. Bergstrom(7)...........................    3,337,084             --            1.4
David W. Butts(8).................................       59,264             --              *
Peggy E. Carter(9)................................        1,950             --              *
Robert D. Doty(10)................................      322,163             --              *
Kathryn L. Patton(11).............................       27,845             --              *
Kenneth E. Randolph(12)...........................    1,854,717             --              *
C.L. Watson(13)...................................   12,349,804             --            5.2
Executive Officers and Directors of Illinois Power
  as a Group
  (8 Persons)(6)(7)(8)(9)(10)(11)(12)(13).........   18,042,353             --            7.5

------------------------

*   Less than 1%.

(1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.

(2) Based upon 239,185,623 shares of Class A common stock and 86,499,914 shares of Class B common stock outstanding.

(3) The shares are held of record by Chevron USA Inc. ("Chevron USA"). Chevron Corporation beneficially owns 100% of the capital stock of Chevron USA. Consequently, Chevron Corporation may be deemed to beneficially own all of the shares of Class B common stock owned of record by Chevron USA. Percent of Class A common stock beneficially owned assumes conversion of Class B common stock for purposes of computing Chevron's beneficial ownership only.

(4) According to its Form 13G filed with the SEC on August 10, 2001. Advisor subsidiaries of AXA Financial, Inc. have sole voting power for 12,009,976 shares and sole power to dispose or direct the disposition of 28,956,816 shares.

(5) According to its Form 13G/A for the year ended December 31, 2000. Advisor subsidiaries of Fidelity Management & Research Company have sole voting power for 3,948,602 shares and sole power to dispose or direct the disposition of 16,703,190 shares.

(6) Includes 76,206 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Altenbaumer. Also includes approximately 6,546 shares of Class A common stock held by the Trustee of Illinois Power's 401(k) Plan (the "Illinois Power 401(k) Plan") as of September 30, 2001 for the account of Mr. Altenbaumer. Mr. Altenbaumer holds voting power with respect to such shares.

(7) Includes 601,174 shares of Class A common stock that are owned by trusts established by Mr. Bergstrom for the benefit of his minor children.
    Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Class A common stock held by such trusts. Also includes 824,691 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Bergstrom. The number of shares does not include approximately 6,222 shares of Class A common stock held by the Trustee of the Dynegy Inc. Profit Sharing/401(k) Savings Plan (the "Dynegy 401(k) Plan") as of September 30, 2001 for the account of Mr. Bergstrom. Participants in the Dynegy 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Bergstrom may elect to take cash in lieu of shares of Class A common stock held in his Dynegy 401(k) Plan account upon termination of his employment.

(8) Includes 262 shares of Class A common stock that are owned by trusts established by Mr. Butts for the benefit of his minor children. Mr. Butts' wife is the sole trustee of such trusts. Mr. Butts disclaims beneficial ownership of all of the shares of Class A common stock held by such trusts. Also includes 53,976 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Butts. Also includes approximately 2,284 shares of Class A common stock held by the Trustee of the Illinois Power 401(k) Plan as of September 30, 2001 for the account of Mr. Butts. Mr. Butts holds voting power with respect to such shares.

(9) All of such shares are held by the Trustee of the Illinois Power 401(k) Plan as of September 30, 2001 for the account of Ms. Carter. Ms. Carter holds voting power with respect to such shares.

(10) Includes 293,448 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Doty. The number of shares does not include approximately 5,900 shares of Class A common stock held by the Trustee of the Dynegy 401(k) Plan as of September 30, 2001 for the account of Mr. Doty. Participants in the Dynegy 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Doty may elect to take cash in lieu of shares of Class A common stock held in his Dynegy 401(k) Plan account upon termination of his employment.

(11) Includes 27,415 shares of Class A common stock issuable upon the exercise of employee stock options held by Ms. Patton. The number of shares does not include approximately 4,219 shares of Class A common stock held by the Trustee of the Dynegy 401(k) Plan as of September 30, 2001 for the account of Ms. Patton. Participants in the Dynegy 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Ms. Patton may elect to take cash in lieu of shares of Class A common stock held in her Dynegy 401(k) Plan account upon termination of her employment.

(12) Includes 257,745 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Randolph. The number of shares does not include approximately 6,125 shares of Class A common stock held by the Trustee of the Dynegy 401(k) Plan as of September 30, 2001 for the account of Mr. Randolph. Participants in the Dynegy 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Randolph may elect to take cash in lieu of shares of Class A common stock held in his Dynegy 401(k) Plan account upon termination of his employment.

(13) Includes 8,524,816 shares held of record by two limited partnerships, of which (i) Mr. Watson and his wife are the sole shareholders of the corporate general partner, and (ii) Mr. Watson (individually), his wife and certain trusts (the "Trusts") established by Mr. Watson for the benefit of his three children, of which Mr. Watson or his wife are the sole trustees, and a corporation, of which Mr. Watson and the Trusts are the sole shareholders, are the sole limited partners (the "Family Limited Partnerships").
    Mr. Watson may be deemed to beneficially own all of the shares of Class A common stock held by the Family Limited Partnerships. Mr. Watson may also be deemed to beneficially own all of the shares of Class A common stock held by the Trusts. Also includes 3,824,988 shares of Class A common stock issuable upon the exercise of employee stock options held by Mr. Watson. The number of shares does not include approximately 6,363 shares of Class A common stock held by the Trustee of the Dynegy 401(k) Plan as of September 30, 2001 for the account of Mr. Watson. Participants in the Dynegy 401(k) Plan have no voting or investment power with respect to such shares until their distribution to such participants upon termination of their employment. In addition, Mr. Watson may elect to take cash in lieu of shares of Class A common stock held in his Dynegy 401(k) Plan account upon termination of his employment.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation earned by the individual who serves as Illinois Power's Chief Executive Officer and the four other most highly compensated executive officers of Illinois Power at the end of 2000 (the "Named Executive Officers"), as well as amounts earned by or awarded to certain of such individuals for services rendered in all capacities to Illinois Power for the fiscal years of 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                   COMPENSATION AWARDS
                                                                                 ------------------------
                                       ANNUAL COMPENSATION                       RESTRICTED    SECURITIES
NAME AND PRINCIPAL                   -----------------------    OTHER ANNUAL        STOCK      UNDERLYING      ALL OTHER
POSITION                    YEAR      SALARY(1)     BONUS(2)   COMPENSATION(3)    AWARDS(4)    OPTIONS(5)   COMPENSATION(6)
------------------        --------   ------------   --------   ---------------   -----------   ----------   ---------------
Stephen W. Bergstrom ...  2000(8)      (9)            (9)         (9)               (9)          (9)            (9)
  Chief Executive
  Officer(7)

Larry F. Altenbaumer ...  2000       $303,208       $485,000     $    --          $250,000       84,553        $  5,250
  President               1999       $259,125       $156,600     $    --                --       35,120        $676,983
                          1998       $244,375       $ 9,855      $    --          $ 19,855       10,000        $  2,500

David W. Butts .........  2000       $254,938       $245,444     $    --          $     --       41,491        $  5,250
  Executive Vice          1999       $168,750(13)   $135,000     $    --          $     --       47,400        $298,733
  President               1998       $214,732       $ 4,441      $    --          $ 14,441       10,000        $  2,339

Kathryn L. Patton ......  2000(10)   $176,750       $130,000     $45,943(11)      $     --       16,548        $ 25,500
  Senior Vice President,
  General Counsel and
  Secretary

Peggy E. Carter ........  2000(12)   $112,371       $75,850      $    --          $     --        3,129        $  2,329
  Vice President and
  Controller

------------------------

(1) Salary amounts for Messrs. Altenbaumer and Butts include additional base salary payments of $12,083 and $8,438, respectively, representing payment for the period from September 1999, when they became executive officers of Illinois Power, to February 1, 2000, the closing date of the Dynegy-Illinova merger, covering the pro-rata difference between their new base salaries and their final base salaries at Illinova. Salary amount for Ms. Carter includes a similar payment of $7,560 relative to her promotion to Controller in November 1999.

(2) Bonus amounts include bonuses earned in 1998, 1999 and 2000 which were paid in 1999, 2000 and 2001, respectively. Bonus amounts for Messrs. Altenbaumer and Butts for 1999 represent the cash portions of grants made to them under Illinois Power's Executive Incentive Compensation Plan for 1999, including amounts deferred under Illinois Power's Executive Deferred Compensation Plan.

(3) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of the reported salary and bonus.

(4) For 2000, Mr. Altenbaumer received 10,696 shares of restricted Dynegy
    Class A common stock valued at $23.38 per share. Such shares vest five years from the date of grant. During such period, dividend equivalents will be credited to Mr. Altenbaumer's account. For 1998, Messrs. Altenbaumer and Butts received stock unit awards under Illinois Power's Executive Incentive Compensation Plan. One-half of each year's award under this plan converted into stock units representing shares of Illinova common stock (now Dynegy Class A common stock) based on the closing price of such stock on the last trading day of the award year. The other one-half of the award is cash and is included under the "Bonus" column. Stock units awarded in a given year, together with cash representing the accumulated dividend equivalents on those stock units, became fully vested after a three-year holding period. Stock units are converted into cash based on the closing price of the common stock on the first trading day of the distribution year. Participants (or beneficiaries of deceased participants) whose employment is terminated by retirement on or after age 55, disability or death receive the present value of all unpaid awards on the date of such termination. Participants whose employment is terminated for reasons other than retirement, disability or death forfeit all unvested awards. In the event of a termination of employment within two years after a change in control of Illinova or any of its subsidiaries, without good cause or by any participant for good reason, all awards become fully vested and payable.

(5) Number of shares underlying options reflects the two-for-one stock split effected by Dynegy Inc. in August 2000 and the .69 merger conversion ratio used in the Dynegy-Illinova merger. Such number also includes options granted in 2001 for 2000.

(6) The amounts included as "All Other Compensation" for 2000 represent contributions to the Named Executive Officers' respective savings plan accounts. The amounts included for Messrs. Altenbaumer and Butts for 1999 also include pre-severance payments under compensation plans that were retired in connection with the Dynegy-Illinova merger.

(7) Mr. Bergstrom served as Illinois Power's only Chief Executive Officer for the year 2000, as Illinois Power's previous Chief Executive Officer terminated as such in December 1999.

(8) Mr. Bergstrom became an executive officer of Illinois Power in February 2000.

(9) Mr. Bergstrom is not compensated by Illinois Power for services rendered as its Chief Executive Officer. Mr. Bergstrom is compensated by Dynegy for services rendered in all capacities to Dynegy and its affiliates, including Illinois Power.

(10) Ms. Patton became an executive officer of Illinois Power in February 2000.

(11) Amount includes an aggregate annual allowance for living and car expenses of $27,924 and $15,540 of reimbursements related to expenses incurred by Ms. Patton in connection with her relocation to Illinois following the Dynegy-Illinova merger.

(12) Ms. Carter became an executive officer of Illinois Power in February 2000.

(13) Reflects amounts paid to Mr. Butts by Illinois Power from March 1999 through December 1999. Mr. Butts was compensated by Illinova Energy Partners for his employment with Illinova Energy Partners during January and February 1999.

OPTION GRANTS IN 2000

    The following table sets forth certain information with respect to Dynegy stock option grants made to the Named Executive Officers during 2000 under the Dynegy Inc. 2000 Long-Term Incentive Plan. Dynegy indirectly beneficially owns all of the common stock of Illinois Power. No stock option appreciation rights were granted during 2000.

                               INDIVIDUAL GRANTS

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                              NUMBER OF                                                     ANNUAL RATES OF STOCK
                              SECURITIES     % OF TOTAL                                    PRICE APPRECIATION FOR
                              UNDERLYING   OPTIONS GRANTED                                     OPTION TERM(2)
                               OPTIONS      TO EMPLOYEES     EXERCISE PRICE   EXPIRATION   -----------------------
NAME                          GRANTED(1)     IN 2000(1)        $/SHARE(1)        DATE          5%          10%
----                          ----------   ---------------   --------------   ----------   ----------   ----------
Stephen W. Bergstrom........    (3)          (3)                (3)              (3)          (3)          (3)
Larry F. Altenbaumer........    25,218        *                  $23.38          2/2/10    $ 370,794    $  939,666
                                59,335        *                  $47.19         2/19/11    $1,760,917   $4,462,509

David W. Butts..............    22,728        *                  $23.38          2/2/10    $ 332,753    $  843,262
                                18,763        *                  $47.19         2/19/11    $ 556,840    $1,411,141

Kathryn L. Patton...........    16,548        *                  $47.19         2/19/11    $ 491,104    $1,244,554

Peggy E. Carter.............     3,129        *                  $47.19         2/19/11    $  92,861    $  235,328

------------------------

*   Less than 1%.

(1) Number of securities underlying options/exercise price reflects the two-for-one stock split effected by Dynegy in August 2000 and the .69 merger conversion ratio used in the Dynegy-Illinova merger. Such number also reflects options granted to the Named Executive Officers in 2001 for 2000. Percent of total options granted to employees reflects the number of Dynegy stock options granted to employees of Dynegy and its affiliates, including Illinois Power, in 2000.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Dynegy Class A common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission, or SEC, and are not intended to forecast possible future appreciation, if any, of the price of Dynegy Class A common stock.

(3) Mr. Bergstrom is not compensated by Illinois Power for services rendered as its Chief Executive Officer. Mr. Bergstrom is compensated by Dynegy for services rendered in all capacities to Dynegy and its affiliates, including Illinois Power.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding Dynegy stock options held by the Named Executive Officers at December 31, 2000.

                                                                  NUMBER OF SECURITIES UNDERLYING
                                                                            UNEXERCISED
                               SHARES                              OPTIONS AT FISCAL YEAR-END(1)
                              ACQUIRED            VALUE          ---------------------------------
NAME                         ON EXERCISE        REALIZED          EXERCISABLE        UNEXERCISABLE
----                         -----------      -------------      --------------      -------------
Stephen W. Bergstrom...         (3)                (3)               (3)                 (3)
Larry F. Altenbaumer...          38,600          $1,244,863           76,206              60,812
David W. Butts.........          41,800          $1,327,391           53,976              45,152
Kathryn L. Patton......           1,900          $   89,182           27,415               8,830
Peggy E. Carter........               0          $        0                0               6,000

                               VALUE OF UNEXERCISED
                               IN-THE-MONEY OPTIONS
                              AT FISCAL YEAR-END(2)
                         --------------------------------
NAME                      EXERCISABLE       UNEXERCISABLE
----                     -------------      -------------
Stephen W. Bergstrom...       (3)              (3)
Larry F. Altenbaumer...     $3,151,415      $2,541,189
David W. Butts.........     $2,190,747      $2,144,693
Kathryn L. Patton......     $1,199,340      $  348,277
Peggy E. Carter........     $        0      $  243,015

------------------------

(1) Number of shares underlying options reflects the two-for-one stock split effected by Dynegy in August 2000 and the .69 merger conversion ratio used in the Dynegy-Illinova merger. Certain unexercisable options held by Messrs. Altenbaumer and Butts and Ms. Patton became fully vested and exercisable effective upon the closing of the merger on February 1, 2000.

(2) Value based on the closing price of $56.0625 on the New York Stock Exchange--Composite Tape for Dynegy Class A common stock on December 29, 2000.

(3) Mr. Bergstrom is not compensated by Illinois Power for services rendered as its Chief Executive Officer. Mr. Bergstrom is compensated by Dynegy for services rendered in all capacities to Dynegy and its affiliates, including Illinois Power.

PENSION BENEFITS

    The following table shows the estimated annual pension benefits on a straight life annuity basis payable on retirement to Messrs. Altenbaumer and Butts and Ms. Carter based on specified annual average earnings and years of credited service classifications, assuming continuation of the Illinois Power Retirement Income Plan for Salaried Employees (the "Illinois Power Retirement Plan") and employment until age 65. Estimated annual benefits under the Illinois Power Retirement Plan are payable only with respect to annual earnings up to $170,000. This table does not show the Social Security offset, but any actual pension benefit payments would be subject to this offset.

            ESTIMATED ANNUAL BENEFITS (ROUNDED)
------------------------------------------------------------
                   15 YEARS   20 YEARS   25 YEARS   30 YEARS
     ANNUAL        CREDITED   CREDITED   CREDITED   CREDITED
AVERAGE EARNINGS   SERVICE    SERVICE    SERVICE    SERVICE
----------------   --------   --------   --------   --------
    $125,000       $37,500    $50,000    $62,500    $75,000
                   -------    -------    -------    -------

     150,000        45,000     60,000     75,000     90,000
                   -------    -------    -------    -------

     170,000        51,000     68,000     85,000    102,000

    The earnings used in determining pension benefits under the Illinois Power Retirement Plan are the participants' regular base compensation, as set forth under the "Salary" column in the Summary Compensation Table above.

    At December 31, 2000, for purposes of the Illinois Power Retirement Plan, Messrs. Altenbaumer and Butts and Ms. Carter had completed 28, 22 and 16 years of credited service, respectively. None of the other Named Executive Officers participate in the Illinois Power Retirement Plan.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    Dynegy has employment agreements with each of Messrs. Altenbaumer, Bergstrom, Butts and Doty, and Ms. Patton. The employment agreements for Messrs. Altenbaumer and Butts and Ms. Patton are described below. The employment agreements for Messrs. Bergstrom and Doty are described in Dynegy's proxy statement for its 2001 Annual Meeting of Shareholders.

LARRY ALTENBAUMER EMPLOYMENT AGREEMENT. Effective upon the closing of the Dynegy-Illinova merger on February 1, 2000, Dynegy entered into a three-year employment agreement with Mr. Altenbaumer, pursuant to which Mr. Altenbaumer serves as President of Illinois Power and Senior Vice President of Dynegy. The term of the agreement will automatically be extended for additional one-year periods unless either party elects otherwise. Mr. Altenbaumer's employment agreement entitles him to a base salary of $290,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts. Upon the closing of the merger, Mr. Altenbaumer also was awarded grants of Dynegy stock options under the Dynegy Inc. 2000 Long Term Incentive Plan with a value equal to 150% of his base salary and restricted stock with an in-the-money value equal to approximately $250,000. Under the terms of the employment agreement, all options granted to Mr. Altenbaumer prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement also contains non-compete provisions in the event of Mr. Altenbaumer's termination of employment.

    Mr. Altenbaumer's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated due to resignation following a "constructive termination," as defined in the agreement, or for any other reason other than his voluntary resignation, death, disability or discharge for cause. Any such severance benefits shall be made as follows:
(i) a lump sum amount equal to the product of (a) 2.99 and (b) the greater of
(1) the average annual base salary and incentive compensation paid to Mr. Altenbaumer for the highest three calendar years preceding the year of termination, and (2) Mr. Altenbaumer's base salary and target bonus amount for the year of termination; (ii) a lump sum amount equal to the present value, as defined by Dynegy's Board of Directors, of the senior management benefits and other perquisites otherwise owed to Mr. Altenbaumer through the remaining term of his employment; (iii) vesting of any previously granted unvested Dynegy stock options to be exercised until the later of the term of his agreement and the one-year anniversary of the termination date; and (iv) continued health and welfare benefits for 36 months from the termination date.

DAVID W. BUTTS EMPLOYMENT AGREEMENT. Effective upon the closing of the Dynegy-Illinova merger on February 1, 2000, Dynegy entered into a three-year employment agreement with Mr. Butts, pursuant to which Mr. Butts serves as Executive Vice President of Illinois Power and Vice President of Dynegy. The term of the agreement will automatically be extended for additional one-year periods unless either party elects otherwise. Mr. Butts' employment agreement entitles him to a base salary of $245,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial objectives, as a participant in Dynegy's incentive compensation plan. Upon the closing of the merger, Mr. Butts also was awarded grants of Dynegy stock options under the Dynegy Inc. 2000 Long Term Incentive Plan with a value equal to 160% of his base salary. Under the terms of the employment agreement, all options granted to Mr. Butts prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement also contains non-compete provisions in the event of Mr. Butts' termination of employment.

    Mr. Butts' employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated due to resignation following a "constructive termination," as defined in the agreement, or for any other reason other than his voluntary resignation, death, disability or discharge for cause. Any such severance benefits shall be made as follows:
(i) a lump sum amount equal to the product of (a) 2.99 and (b) the greater of
(1) the average annual base salary and incentive compensation paid to Mr. Butts for the highest three calendar years preceding the year of termination, and
(2) Mr. Butts' base salary and target bonus amount for the year of termination;
(ii) a lump sum amount equal to the present value, as defined by Dynegy's Board of Directors, of the senior management benefits and other perquisites otherwise owed to Mr. Butts through the remaining term of his employment; (iii) vesting of any previously granted unvested Dynegy stock options to be exercised until the later of the term of his agreement and the one-year anniversary of the termination date; and (iv) continued health and welfare benefits for 36 months from the termination date.

KATHRYN L. PATTON EMPLOYMENT AGREEMENT. Effective upon the closing of the Dynegy-Illinova merger on February 1, 2000, Dynegy entered into a two-year employment agreement with Ms. Patton, pursuant to which Ms. Patton serves as Senior Vice President and General Counsel of Illinois Power. The term of the agreement will automatically be extended for an additional one-year period unless either party elects otherwise. Ms. Patton's employment agreement entitles her to a base salary of $175,000, subject to increase at the discretion of the Board of Directors, and the annual opportunity to earn additional bonus amounts, dependent upon certain financial objectives, as a participant in Dynegy's incentive compensation plan. Ms. Patton also is entitled to a housing and automobile allowance of $2,327 per month during the original two-year term of the agreement, after which she may request that she be returned to the Dynegy organization in Houston, Texas as a Vice President at the same base salary and target bonus. If such request is not granted within 60 days, Ms. Patton may terminate her employment and would be entitled to 18 months of base salary and target bonus and vesting of any unvested options granted before December 31, 1999. Under the terms of the employment agreement, all options granted to Ms. Patton prior to November 1, 1999 became fully vested as of February 1, 2000. The employment agreement also contains non-compete provisions in the event of Ms. Patton's termination of employment.

    Ms. Patton's employment agreement also includes provisions governing the payment of severance benefits if her employment is terminated due to resignation following a "constructive termination," as defined in the agreement, or for any other reason other than her voluntary resignation, death, disability or discharge for cause. Any such severance benefits shall be made as follows:
(i) a lump sum amount equal to 150% of Ms. Patton's base salary and target bonus amount for the year of termination; (ii) vesting of any previously granted unvested Dynegy stock options to be exercised until the later of the term of her agreement and the one-year anniversary of the termination date;
(iii) reimbursement of all reasonable out-of-pocket moving expenses from Decatur, Illinois to Houston, Texas and assumption of liability through the end of the contract term for Ms. Patton's housing and automobile leases in Decatur, Illinois up to $2,327 per month; and (iv) continued health and welfare benefits for 24 months from the termination date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dynegy and Illinois Power have a joint Compensation Committee that was comprised of Dan Dienstbier (Chairman), Charles Bayless, D.W. Callahan and Patricia Eckert during 2000. There are no matters relating to interlocks or insider participation that Illinois Power is required to report.

                              CERTAIN TRANSACTIONS

    Illinois Power routinely conducts business with subsidiaries of Dynegy. These transactions include the purchase or sale of electricity, natural gas and transmission services as well as certain other services. Illinois Power derived approximately $39.6 million in operating revenue from these transactions during 2000. Also, Illinois Power paid approximately $628.0 million, including
$557.9 million for power purchased, in operating expenses relating to such transactions during 2000. All such transactions were conducted at prices and terms similar to those available to and transacted with unrelated third parties.

    With respect to electricity purchases, Illinois Power has a Power Purchase Agreement ("PPA") with Dynegy Midwest Generation, Inc. ("DMG") that provides Illinois Power the right to purchase power from DMG for a primary term extending through December 31, 2004. The primary term may be extended annually, subject to concurrence by both parties. The PPA defines the terms and conditions under which DMG provides capacity and energy to Illinois Power pursuant to a tiered pricing structure.

    Effective January 1, 2000, the Dynegy consolidated group, which includes Illinois Power, began operating under a Services and Facilities Agreement, whereby other Dynegy affiliates exchange services with Illinois Power such as financial, legal, information technology and human resources as well as shared facility space. Illinois Power services are exchanged at fully distributed costs and revenue is not recorded under this agreement.

    Effective October 1, 1999, Illinois Power transferred its wholly owned fossil generating assets and other generation-related assets and liabilities at net book value to Illinova in exchange for an unsecured note receivable of approximately $2.8 billion. Such assets subsequently were contributed by Illinova to an affiliate that later became DMG. The note matures on September 30, 2009 and bears interest at a rate of 7.5%, due semiannually in April and October. At December 31, 2000, principal and accrued interest outstanding under the note approximated $2.3 billion and $42.4 million, respectively. Illinois Power recognized $174.9 million in interest income on the note from Illinova in 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Illinois Power's officers and directors, and persons who beneficially own more than 10% of Illinois Power's stock, to file reports of ownership and changes in ownership with the SEC. The SEC has designated specific due dates for such reports and Illinois Power must identify in this Information Statement those persons who did not timely file such reports.

    Illinois Power believes that its directors and officers, and persons who beneficially own more than 10% of its stock, complied with all applicable filing requirements pursuant to Section 16(a) during the fiscal year ended
December 31, 2000.

                              INDEPENDENT AUDITORS

    The Board of Directors of Illinois Power has selected Arthur Andersen LLP as independent auditors for Illinois Power for 2001. A representative of that firm will be present at the Annual Meeting and available to make a statement and to respond to questions.

CHANGE IN INDEPENDENT AUDITORS

    On February 1, 2000, Illinois Power dismissed its prior independent accountants, PricewaterhouseCoopers LLP ("PwC"), upon completion of PwC's audit of the financial statements of Illinois Power as of and for the year ended December 31, 1999. Illinois Power filed its financial statements as of and for the years ended December 31, 1999 and 1998 with the SEC on March 30, 2000. PwC's reports on the financial statements of Illinois Power as of and for the years ended December 31, 1999 and 1998 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. However, such reports contained explanatory paragraphs discussing (a) the Dynegy-Illinova merger on February 1, 2000, (b) the 1998 impairment of long-lived assets due to a commitment to exit nuclear operations,
(c) a quasi-reorganization effected in December 1998, (d) the 1998 adoption of the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" and Emerging Issues Task Force Statement 98-10, "Accounting for Energy Trading and Risk Management Activities" and (e) the discontinuance during 1997 in applying the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business of Illinois Power. The decision to change accountants was approved by the Board of Directors of Illinois Power.

    In connection with its audits of the financial statements of Illinois Power as of and for the years ended December 31, 1999 and 1998 and through March 30, 2000, there were no disagreements between PwC and Illinois Power on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements of Illinois Power as of and for the years ended December 31, 1999 and 1998.

    None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to Illinois Power within the years ended December 31, 1999 and 1998 and through March 30, 2000. Illinois Power requested that PwC furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements. Illinois Power filed a copy of such letter agreeing with such statements with the SEC on April 6, 2000 as an exhibit to a Current Report on Form 8-K/A.

    On February 1, 2000, Illinois Power engaged Arthur Andersen LLP as its new independent accountants. During the years ended December 31, 1999 and 1998 and through March 30, 2000, Illinois Power did not consult Arthur Andersen LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of Illinois Power, and either a written report or oral advice was provided to Illinois Power that Arthur Andersen concluded was an important factor considered by Illinois Power in reaching a decision as to the accounting, auditing or financial issue; or
(ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to
Item 304 of Regulation S-K, or a reportable event, as that term is defined Item 304(a)(1)(v) of Regulation S-K.

AUDIT FEES

    Arthur Andersen LLP's aggregate fees billed for professional services rendered for the audit of Illinois Power's annual financial statements for the 2000 fiscal year and the review of the financial statements included in the Illinois Power's Forms 10-Q for the 2000 fiscal year were $658,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP did not render any services with respect to Illinois Power's financial information systems design and implementation for the fiscal year 2000.

ALL OTHER FEES

    Arthur Andersen LLP's fees for all other services rendered to Illinois Power in 2000 were $491,000 and were charged primarily for mandatory regulatory audits, internal audit work and treasury consulting services.

    The Board of Directors has considered whether the Arthur Andersen LLP's provision of non-audit services to Illinois Power is compatible with the auditors' independence.

                                 OTHER MATTERS

    Copies of Illinois Power's Annual Report on Form 10-K filed with the SEC are available to shareholders. One copy of Illinois Power's Annual Report on Form 10-K for the year ended December 31, 2000 accompanies this Information Statement. Requests for additional copies should be addressed to Illinois Power's parent company at Dynegy Inc., Attention: Investor Relations, 1000 Louisiana, Suite 5800, Houston, Texas 77002.

    Any proposal by a shareholder to be presented at the next Annual Meeting must be received at Illinois Power's principal executive offices located at 500 South 27th Street, Decatur, Illinois 62521-2200, not later than July 1, 2002 unless the date for such Annual Meeting is changed by more than 30 days from the date of this Annual Meeting, in which case the deadline for submitting a shareholder proposal will be a reasonable time before Illinois Power begins to print and mail the related proxy materials.

                                 OTHER BUSINESS

    Management does not know of any matter that will be presented for consideration at the Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting of Shareholders.

                                          By Order of the Board of Directors,

                                          /s/ Kathryn L. Patton

                                          Kathryn L. Patton
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Decatur, Illinois
October 29, 2001